EXHIBIT 32

CERTIFICATION REQUIRED BY SECTION 1350 OF
TITLE 18 OF THE UNITED STATES CODE

Each of the undersigned hereby certifies in his capacity as an officer of MutualFirst Financial, Inc. (the "Registrant") that the Quarterly Report of the Registrant on Form 10-Q, for the period ended September 30, 2004, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the consolidated financial condition and the results of operations of the Registrant as of the dates and for the periods presented in the financial statements included in such report.

Date: November 9, 2004	/s/ David W. Heeter David W. Heeter, President and Chief Executive Officer
Date: November 9, 2004	/s/ Timothy J. McArdle Timothy J. McArdle, Senior Vice President, Treasurer, and Chief Financial Officer